Exhibit 99.1

BRT REALTY TRUST
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTRealty.com

BRT REALTY TRUST
ANNOUNCES RESULTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED JUNE 30, 2008

Great Neck, New York - August 8, 2008 - BRT REALTY TRUST (NYSE:BRT) today announced its results of operations for the three and nine months ended June 30, 2008. BRT reported that for the three months ended June 30, 2008, it had total revenues of $5,309,000 and a net loss of $5,682,000, or a per share loss of $.48. The net loss for the quarter reflects, as an expense item, the addition of $6,400,000 to BRT’s allowance for possible loan losses ($.54 per share) and an impairment charge of $4,019,000 ($.34 per share) primarily related to real estate acquired in foreclosure and deed in lieu of foreclosure. The net loss includes a gain of $7,885,000 ($.67 per share) on the sale of shares of Entertainment Properties Trust (EPR), and a loss of $2,590,000 ($.22 per share) from discontinued operations. Discontinued operations include an impairment charge of $2,781,000 ($.24 per share) related to real estate properties held for sale. For the comparable three month period in the prior fiscal year, BRT reported revenues of $10,544,000 and net income of $9,406,000, or $.85 per share, which includes a gain on the sale of shares of EPR of $4,121,000 ($.37 per share).

For the nine months ended June 30, 2008, BRT reported total revenues of $18,120,000 and a net loss of $2,466,000, or a per share loss of $.21. The net loss for the nine months ended June 30, 2008, reflects as an expense item, an $11,700,000 allowance for possible loan losses ($1.01 per share) and an impairment charge of $4,019,000 ($.35 per share) primarily related to real estate acquired in foreclosure or deed in lieu of foreclosure. The net loss for the current nine month period includes gains of $11,703,000 ($1.01 per share) from the sale of EPR shares, and a loss from discontinued operations of $1,279,000 ($.11 per share). Discontinued operations include an impairment charge of $2,781,000 ($.24 per share) related to real estate properties held for sale. For the nine months ended June 30, 2007, BRT reported revenues of $34,283,000 and net income of $38,559,000, or $3.75 per share, which includes gains from the sale of securities, primarily EPR shares, of $19,419,000 ($1.89 per share) and income from discontinued operations of $358,000 ($.03 per share).

The following should be noted with respect to the Trust’s operations and other important events in the current three and nine month periods:

•
Total revenues for the three and nine months ended June 30, 2008 declined by 50% and 47%, respectively, compared to total revenues for the three and nine months of the prior fiscal year. The decline in both periods was primarily due to a decrease in interest income resulting from a significant decline in the average balance of loans outstanding and a significant increase in non-performing loans. Also contributing to the decline in total revenues was a decrease in fee income resulting from reduced loan originations and a decline in the rate earned on the loan portfolio.

•
For the three and nine months ended June 30, 2008, 28% and 35%, respectively, of the decrease in revenues was due to the increase in non-performing loans. BRT had an aggregate of $70,829,000 of non-performing loans at June 30, 2008 (before allowance for possible losses), which represented 39% of its total loan portfolio and 24% of total assets at June 30, 2008, compared to $72,698,000 (before allowance for possible losses) at March 31, 2008 and $63,627,000 (before allowance for possible losses) at September 30, 2007, its fiscal year end. There were no additions to non-earning loans during the quarter ended June 30, 2008.

•
The average balance of loans outstanding declined 29% quarter versus quarter and 25% nine months versus nine months due, among other reasons, to the credit crisis and weak real estate market, which caused a decrease in our loan originations in the current nine month period. The weak credit and real estate markets have limited investments in real estate by potential borrowers. Although we received and reviewed many loan inquiries and requests, there were no originations in the current three month period.

•
Operating income on real estate owned, which represented 10% and 8%, respectively, of revenues in the quarter and nine months ended June 30, 2008, increased by $189,000 three months versus three months and $383,000 nine months versus nine months as a result of the operation of properties acquired by us in foreclosure and deed in lieu of foreclosure. Operating expenses related to real estate properties for the three and nine months ended June 30, 2008 increased by $1,189,000 and $1,838,000, respectively, compared to operating expenses related to real estate properties in the three and nine month periods of the prior fiscal year. The increase in operating expenses in both periods is substantially due to expenses relating to properties acquired in foreclosure and deed in lieu of foreclosure and operating expenses incurred with respect to properties involved in foreclosure actions where BRT made protective advances in order to maintain or improve the asset or to cover real estate taxes and insurance expenses. Operating income and operating expenses on real estate properties does not include income or operating expenses related to real estate properties held for sale. The operations of real estate held for sale are reported as discontinued operations.

•
BRT’s expenses in the three and nine months ended June 30, 2008 reflect an additional provision for loan loss allowances of $6,400,000 ($.54 per share) and $11,700,000 ($1.01 per share), respectively. In addition, BRT’s expenses in both the three and nine months ended June 30, 2008 reflect an impairment charge of $4,019,000, of which $2,969,000 relates to real estate properties acquired in foreclosure and by deed in lieu of foreclosure and $1,050,000 reflects BRT’s equity in one of its joint ventures. This compares with total provisions and impairment charges of $1,000,000 in both the three and nine months ended June 30, 2007.

•
In the quarter and nine months ended June 30, 2008 BRT recognized a loss of $2,590,000 and $1,279,000, respectively, from discontinued operations, compared to zero and income of $358,000, respectively, for the three and nine months ended June 30, 2007. Discontinued operations for the quarter and nine months ended June 30, 2008 relates solely to the operations and sale of real estate acquired by BRT in foreclosure and deed in lieu of foreclosure and includes an impairment charge of $2,781,000 in both current periods related to real estate assets held for sale.

•
During its quarterly review of its loan portfolio and real estate assets (including real estate properties held for sale), management determined that it was prudent to take provisions and impairment charges due to the decrease in value of properties securing certain of BRT’s loans, certain real estate assets acquired by BRT in foreclosure or by deed in lieu of foreclosure and BRT’s equity in one of its joint ventures.

•
Professional fees relating to foreclosure activities increased by $323,000 and $1,374,000, respectively, an increase of 280% and 475%, respectively, in the three and nine month current periods, as BRT actively pursued foreclosure actions and other collection activities against defaulting borrowers.

•
At June 30, 2008, BRT’s real estate assets (book value) totaled $68,171,000, including $38,301,000 of real estate properties held for sale. Since the June 30, 2008 quarter end, BRT acquired in foreclosure actions title to six multi-family residential properties located in Tennessee and one multi-family residential property located in Indiana, which added approximately $39,000,000 to BRT’s real estate assets. In the June 30, 2008 quarter, an undeveloped parcel of land located in Stuart, Florida, acquired by deed in lieu of foreclosure in the quarter ending September 30, 2007, was sold for a consideration of $1,850,000 and three condominium units were sold for a total consideration of $328,000, resulting in a modest gain. Subsequent to the June 30, 2008 quarter, BRT sold a shopping center property located in Stuart, Florida for a consideration of $6,000,000, which, after an impairment charge of $630,000 recorded in the June 30, 2008 quarter and commissions and expenses incurred in the transaction, resulted in the property being sold at book value.

•
In the quarter and nine months ended June 30, 2008, BRT recognized a gain on sale of shares of EPR of $7,885,000 ($.67 per share) and $11,703,000 ($1.01 per share) respectively, compared to a gain on the sale of securities of $4,121,000, ($.37 per share) and $19,429,000, ($1.89 per share) in the comparable periods of 2007. Subsequent to June 30, 2008, 191,827 shares of EPR were sold at a gain of approximately $7,818,000.

•
At June 30, 2008, BRT’s bank debt was $12,000,000. The bank debt was paid down to zero subsequent to June 30, 2008 and BRT currently has no short-term debt. The credit line remains in place for future needs.

Mr. Jeffrey Gould, President and CEO, noted that essentially all of our loans are first lien positions and that we have aggressively pursued foreclosure actions with respect to defaulting borrowers in order to control the properties securing our mortgages as soon as possible. Once in an ownership position, we are able to improve, maintain and stabilize a property. Since we now own real properties acquired in foreclosure and by deed in lieu of foreclosure valued at approximately $99,500,000 (taking into account properties acquired and sold subsequent to June 30, 2008), over the next few quarters we will concentrate on stabilizing and improving these properties and determining the best course of action to take with respect to these assets. We also will continue to pursue loan originations, our primary business.

BRT REALTY TRUST is a mortgage-oriented real estate investment Trust.

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the value of the collateral securing loans, potential property sales, property management and foreclosure activities. BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof. Forward looking statements, including, with respect to a non-performing loans, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements. Investors are cautioned not to place undue reliance on any forward-looking statements.

Contact: Simeon Brinberg - (516) 466-3100

BRT REALTY TRUST
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In Thousands except for Per Share Data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues	$5,309	$10,544	$18,120	$34,283

Expenses *	16,416	5,714	32,237	17,925

(Loss) income before equity in earnings of unconsolidated joint ventures, gain on sale of available-for-sale securities,minority interest and discontinued operations	(11,107)	4,830	(14,117)	16,358

Equity in earnings of unconsolidated joint ventures	171	470	1,322	651
Gain on disposition of real estate related to unconsolidated joint real estate ventures	-	-	0	1,819
(Loss) income before gain on sale of available-for-sale securities, minority interest and discontinued operations	(10,936)	5,300	(12,795)	18,828

Gain on sale of available-for-sale securities	7,885	4,121	11,703	19,419
Minority interest	(41)	(15)	(95)	(46)
(Loss) income from continuing operations	(3,092)	9,406	(1,187)	38,201

Discontinued operations
Income from operations	213	-	78	6
Impairment charges	(2,781)	-	(2,781)	-
(Loss) gain on sale of real estate assets	(22)	-	1,424	352
(Loss) income from discontinued operations	(2,590)	-	(1,279)	358
Net (Loss) income	$(5,682)	$9,406	$(2,466)	$38,599

(Loss) income per share of beneficial interest:

(Loss) income from continuing operations	$(.26)	$.85	$(.10)	$3.72
Income from discontinued operations	(.22)	-	(.11)	.03
Basic and diluted (loss) earnings per share	$(.48)	$.85	$(.21)	$3.75

Cash distributions per common share:	$.62	$.62	$1.86	$1.82

Weighted average number of common
sharesoutstanding:
Basic	11,768,857	11,107,212	11,623,249	10,271,267
Diluted	11,768,857	11,124,022	11,623,249	10,288,928

* Includes a provision for possible losses of $6,400,000 and $11,700,000 for the three and nine months ended June 30, 2008, respectively and $1,000,000 for the three and nine months ended June 30, 2007. Also includes an impairment charge of $4,019,000 in the three and nine month periods ended June 30, 2008.